 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Global SPAC Partners Co. (the “Company”) on Form S-1 of our report dated August 25, 2020, except for note 8 as to which the date is October 13, 2020, with respect to our audit of the Company’s financial statements as of August 7, 2020 and for the period from August 6, 2020 (inception) through August 7, 2020, which appears in this Registration Statement on Form S-1. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

October 13, 2020